Exhibit 99.1

Cash America Announces Chief Executive Officer Successor

FORT WORTH, Texas--(BUSINESS WIRE)--September 30, 2015--Cash America International, Inc. (the “Company”) (NYSE: CSH) announced today that its Board of Directors has selected Mr. T. Brent Stuart, the Company’s current President and Chief Operating Officer, to become the Company’s President and Chief Executive Officer, effective November 1, 2015 following the previously announced retirement of Mr. Daniel R. Feehan, the Company’s current Chief Executive Officer, on October 31, 2015.

Mr. Stuart joined the Company in November 2008, and prior to serving in his current role as the Company’s President and Chief Operating Officer, Mr. Stuart served as the Company’s Executive Vice President and Chief Operating Officer from January 2015 – April 2015, as the Senior Vice President – Operations for the Company’s U.S. retail services storefront lending business from July 2010 to January 2015 and as Regional Vice President from November 2008 to July 2010. Prior to joining the Company, Mr. Stuart held various senior leadership roles in the financial services industry.

Commenting on the promotion of Mr. Stuart to President and Chief Executive Officer, Mr. James H. Graves, Chairman of the Chief Executive Officer Search Committee of the Company’s Board of Directors said, “During his tenure at the Company, Brent Stuart has demonstrated success with the key characteristics the Board was seeking in a successor to Mr. Feehan. He has proven to be a respected leader throughout the organization with high standards for integrity, fairness, transparency and accountability. Brent possesses a deep understanding of our business model and strong business and financial acumen and has impressed the Board with both his action-oriented execution skills and his strategic thinking abilities and vision. We are extremely excited about the future of our Company under Brent’s leadership.”

On his appointment as the Company’s next Chief Executive Officer, Mr. T. Brent Stuart said, “I am honored that the Board has asked me to serve as the Company’s next Chief Executive Officer. I look forward to continuing to build on the growth and success Cash America has seen under Dan Feehan’s tremendous, long-standing leadership. I am also very pleased that during this important transition period the Company and our management team will continue to have access to Mr. Feehan’s invaluable experience and advice in his role as our Company’s Executive Chairman.”

As previously announced, Mr. Feehan will remain employed by the Company until April 30, 2020, serving in a non-officer advisory role following his retirement from the role of Chief Executive Officer on October 31, 2015. Mr. Feehan will remain on the Company’s Board of Directors following his retirement and will serve as Executive Chairman of the Board from November 1, 2015 through October 31, 2016 and then will serve as the non-executive Chairman of the Board from November 1, 2016 through April 30, 2020, subject to his re-election to the Company’s Board each year by the Company’s shareholders. Jack Daugherty, the Company’s founder and current Chairman of the Board, will continue to serve as Chairman until November 1, 2015, at which time he will step down as Chairman but will continue to serve on the Board.

About the Company

As of June 30, 2015 Cash America International, Inc. (the “Company”) operated 904 total locations offering specialty financial services to consumers, which included the following:

  826 lending locations in 20 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;” and
  78 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 12 states in the United States under the name “Mr. Payroll.”

For additional information regarding the Company and the services it provides, visit the Company’s website located at: http://www.cashamerica.com or its mobile app, which may be downloaded without cost from the App Store℠ and on Google Play™. *App Store is a service mark of Apple Inc. and Google Play is a trademark of Google Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of, compliance with or changes in laws, rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau, including the effect of and compliance with a consent order the Company entered into with the Consumer Financial Protection Bureau in November 2013; accounting and income tax risks related to goodwill and other intangible asset impairment, certain tax positions taken by the Company and other accounting matters that require the judgment of management; the Company’s ability to attract and retain qualified executive officers; the effect of any current or future litigation proceedings, including an unfavorable outcome in an outstanding lawsuit relating to the Company’s 5.75% Senior Notes due 2018 even though the Company believes the lawsuit is without merit and will vigorously defend its position, and any judicial decisions or rule-making that affects the Company, its products or the legality or enforceability of its arbitration agreements; decreased demand for the Company’s products and services and changes in competition; fluctuations in the price of gold and changes in economic conditions; public perception of the Company’s business and the Company’s business practices; risks related to the Company’s financing, such as compliance with financial covenants in the Company’s debt agreements, the Company’s ability to satisfy its outstanding debt obligations, to refinance existing debt obligations or to obtain new capital; risks related to interruptions to the Company’s business operations, such as a prolonged interruption in the Company’s operations of its facilities, systems or business functions, cyber-attacks or security breaches or the actions of third parties who provide, acquire or offer products and services to, from or for the Company; risks related to the expansion and growth of the Company’s business, including the Company’s ability to open new locations in accordance with plans or to successfully integrate newly acquired businesses into its operations; risks related to the 2014 spin-off of the Company’s former E-Commerce Division that comprised its e-commerce segment, Enova International, Inc.; fluctuations in the price of the Company’s common stock; the effect of any of the above changes on the Company’s business or the markets in which the Company operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100